CELL MEDX CORP. OTCQB: CMXC

FOR IMMEDIATE RELEASE MARCH 27, 2019

Cell MedX signs Definitive Worldwide Distribution Rights Agreement with Live Current Media, Inc.

Carson City, Nevada, March 27, 2019, Cell MedX Corp. (OTCQB: CMXC), Cell MedX Corp. (“Cell MedX” or the “Company”), a biotech company focusing on the discovery, development and commercialization of therapeutic and non-therapeutic products that promote general wellness, announced today that on March 21, 2019, the Company entered into a definitive agreement for exclusive worldwide distribution rights of the ebalance device for home-use (“the “Agreement”) with Live Current Media, Inc. (“LIVC”), an arms length party.

To secure the right to earn the exclusive worldwide distribution rights LIVC paid Cell MedX a one-time fee of USD$250,000, pursuant to the letter of intent between LIVC and the Company dated for reference September 10, 2018.

In order to maintain the exclusivity, LIVC must order a minimum of 2,000 devices by the end of a 24-month period from the date the ebalance device receives its 510k clearance from the FDA (the “Initial Term”).

As a worldwide distributor LIVC will be able to order the ebalance devices at a 20% discount to the regular retail price at the time of the order (the “License Fee”), with 50% of the License Fee payable at the time of placing the orders, and remaining 50% payable on the specified delivery date of the devices. During the Initial Term the License Fee for the ebalance devices will be fixed at CAD$2,400 per device.

In addition to the License Fee, LIVC will be required to pay a monthly recurring fee per each ebalance device equal to 50% of the regular monthly home-use fee set by the Company. Following the Initial Term, the minimum monthly fee will be CAD$100,000.

For additional information, please refer to the Current Report on Form 8-K the Company filed with the SEC on March 27, 2019.

About Cell MedX Corp.

Cell MedX Corp. is a biotech company focused on the discovery, development and commercialization of therapeutic and non-therapeutic products that promote general wellness and alleviate complications associated with medical conditions including,  but not limited to: diabetes, Parkinson’s disease, high blood pressure, neuropathy and kidney function. The final report on the Observational Clinical Trials has been received by Health Canada.  For more information about the Company and its technology please visit our website at www.cellmedx.com/investors/overview/. For the Company's newsletter please visit www.cellmedx.com/media/newsletters/

On behalf of the Board of Directors of Cell MedX Corp.

Frank McEnulty

Director

Forward Looking Statements

The information included in this press release has not been reviewed by the FDA, nor has it been peer reviewed. This press release contains forward-looking statements. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects", "intends", "estimates", "projects", "anticipates", "believes", "could", and other similar words. All statements addressing product performance, events, or developments that the Company expects or anticipates will occur in the future are forward-looking statements. Because the statements are forward-looking, they should be evaluated in light of important risk factors and uncertainties, some of which are described in the Company's Quarterly, Annual and Current Reports filed with the United States Securities and Exchange Commission (the "SEC"). Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Company's forward-looking statements. In particular, the Company’s eBalance technology is still in development.  Except as required by law, Cell MedX Corp. disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. No stock exchange, securities commission or other regulatory body has reviewed nor accepts responsibility for the adequacy or accuracy of this release. Investors are advised to carefully review the reports and documents that Cell MedX Corp. files from time to time with the SEC, including its Annual, Quarterly and Current Reports.

SOURCE:

Cell MedX Corp.

For further information visit: www.cellmedx.com.

Or phone: 1-844-238-2692